SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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☐	Soliciting Material Pursuant to §240.14a-12
Huttig Building Products, Inc.

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555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

March 13, 2009

Dear Huttig Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Huttig Building Products, Inc., to be held at 2:00 p.m., local time, on Monday, April 20, 2009 at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2008 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

Jon P. Vrabely
President and Chief Executive Officer

Huttig Building Products, Inc.
555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 20, 2009

March 13, 2009

Huttig Building Products, Inc. will hold its 2009 Annual Meeting of Stockholders on Monday, April 20, 2009 at 2:00 p.m., local time, at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut for the following purposes:

1. To elect two directors to serve terms expiring in 2012;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

The Board of Directors has fixed February 20, 2009 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for ten days prior to the meeting at our executive offices at 555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141.

In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy card in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy.

By Order of the Board of Directors,

Kenneth L. Young
Corporate Secretary

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 20, 2009
ITEM 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION BY THE MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE OF THE COMPANY
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT
PRINCIPAL STOCKHOLDERS OF THE COMPANY
EXECUTIVE COMPENSATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES
ITEM 2 -- RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009
MISCELLANEOUS

HUTTIG BUILDING PRODUCTS, INC.
555 Maryville University Dr.
Suite 400
St. Louis, Missouri 63141

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 20, 2009

The Board of Directors of Huttig Building Products, Inc. (“Huttig” or the “Company”) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut on Monday, April 20, 2009, at 2:00 p.m., local time, and at any adjournments or postponements thereof. The enclosed proxy, when properly executed and received by the Corporate Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated on a proxy that is properly executed and received by the Corporate Secretary prior to the meeting, and not revoked, the proxy will be voted FOR each nominee for election as a director and FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy.

The first date on which this Proxy Statement and the enclosed proxy card are being sent to the Company’s stockholders entitled to notice of and to vote at the Annual Meeting is on or about March 13, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 20, 2009

This proxy statement and the 2008 Annual Report to Stockholders are available at www.viewmaterial.com/HBP.

How to Vote

Stockholders may vote by marking their proxy, dating and signing it and returning it to the Corporate Secretary in the enclosed envelope. As an alternative to using the written form of proxy, stockholders may also vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes.

How to Revoke a Vote

Stockholders may revoke proxies at any time prior to the voting of the proxy by providing written notice to the Company, by submitting a new later-dated proxy or by voting in person at the meeting.

Special Voting Rules for Participants in Huttig’s 401(k) Plans

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan, the Crane Co. Savings and Investment Plan or Crane Co.’s Unidynamics Employee Savings & Investment Plan (collectively, the “401(k) Plans”), you will receive one proxy with respect to all of your shares of Huttig stock registered in the same name, even if such shares are held in more than one 401(k) Plan. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have accounts. Shares of Huttig common stock held in each 401(k) Plan will be voted by The Prudential Investment Company of America, as trustee of each 401(k) Plan, as directed by Plan participants. Participants in the 401(k) Plans should indicate their voting instructions for each action to be taken under the Huttig proxy. All voting instructions from the 401(k) Plans’

participants will be kept confidential. If a participant fails to sign or to return the enclosed proxy/voting instruction card, the Huttig shares allocated to such participant will be voted in accordance with the pro rata vote of the participants in the applicable 401(k) Plan who did provide instructions.

Outstanding Shares and Required Votes

As of the close of business on February 20, 2009, the record date for determining stockholders entitled to vote at the annual meeting, the Company had issued and outstanding 22,037,716 shares of common stock, par value $0.01 per share. Each share of common stock is entitled to one vote on each matter to be voted on at the meeting. The presence in person or by proxy at the meeting of stockholders entitled to cast at least a majority of the votes that all holders of shares of common stock are entitled to cast will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the meeting. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so. Because brokers will have discretionary authority to vote on the matters to be considered at the 2009 annual meeting, broker non-votes will not impact the voting on such matters. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Directors will be elected by a plurality of the votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Votes may be cast in favor of a director nominee or withheld, and the two persons receiving the highest number of favorable votes will be elected as directors of the Company. Abstentions and broker non-votes will not affect the outcome of the election of directors.

A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted in favor of the ratification of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2009 in order for that proposal to be approved. Abstentions will have the practical effect of voting against this proposal, and broker non-votes will not affect the outcome of the voting on this proposal.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company is currently comprised of nine members divided into three classes with each director elected to serve for a three-year term. Michael A. Lupo has resigned from the Board of Directors, effective immediately prior to the 2009 annual meeting. Mr. Lupo will not be replaced on the Board and the size of the Board will be reduced to eight members from nine as of the date of the 2009 annual meeting. Mr. Lupo is a member of the Board class with terms expiring in 2009.

At the 2009 annual meeting, two directors will be elected to hold office until the 2012 annual meeting. If it is properly executed and received by the Corporate Secretary prior to the meeting, and not revoked, the enclosed proxy will be voted for the election of Donald L. Glass and Delbert H. Tanner, unless a stockholder indicates that a vote should be withheld with respect to one or more of such nominees. The election of both nominees has been recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such replacement nominee, if any, as may be recommended by the Board of Directors.

The Board unanimously recommends a vote “FOR” the election of Messrs. Glass and Tanner as directors for terms expiring in 2012.

Please review the following information regarding Messrs. Glass and Tanner and the other directors continuing in office.

Director Nominees for Election at the 2009 Annual Meeting

DONALD L. GLASS
Age 60. Director since 2004. Retired. President and Chief Executive Officer of The Timber Company (timber producer) from 1997 to 2001. Executive Vice President of Georgia-Pacific Corporation (building products manufacturer) from 1996 to 2001.

DELBERT H. TANNER
Age 57. Director since 2001. Chief Executive Officer of Anderson Group, Inc. (manufacturer of welding equipment and industrial fans) from June 2005 to June 2008. President and Chief Executive Officer of RMC Industries Corporation (ready-mix concrete and building materials producer) from 2002 to May 2005. Chief Operating Officer and Executive Vice President from February 2002 to June 2002, and Senior Vice President from 1998 to 2002 of RMC Industries Corporation.

Continuing Directors:

Directors Whose Terms Expire in 2010

E. THAYER BIGELOW
Age 67. Director since 1999. Managing Director of Bigelow Media, LLC (investment in media and entertainment companies) since September 2000. Other directorships: Crane Co., Lord Abbett & Co. Mutual Funds (42 funds).

RICHARD S. FORTÉ
Age 64. Director since 1999. Retired. Chairman of Forté Cashmere Company LLC (importer and manufacturer) from 2002 to 2004. President of Dawson Forté Cashmere Company (importer) from 1997 to 2001. Other directorships: Crane Co.

JON P. VRABELY
Age 43. Director since 2007. President and Chief Executive Officer of the Company since January 2007. Vice President, Chief Operating Officer from November 2005 to January 2007. Vice President of Operations from December 2004 to November 2005. Vice President, Product Management from 2003 to December 2004. Vice President of the Company’s Builder Resource operations from 2002 until those operations were divested in February 2005.

Directors Whose Terms Expire in 2011

R. S. EVANS
Age 64. Director since 1972. Chairman of the Board of Directors of the Company. Chairman of Crane Co. (diversified manufacturer of engineered industrial products) since 1984. Chief Executive Officer of Crane Co. from 1984 through 2001. Other directorships: Crane Co., HBD Industries, Inc.

J. KEITH MATHENEY
Age 60. Director since 2004. Managing member of Matheney and Matheney, CPAs PLLC (accounting and tax consulting) since June 2004. Executive Vice President of Louisiana Pacific Corporation (manufacturer of forest products) from 2002 to 2003 and Vice President from 1997 to 2002.

STEVEN A. WISE
Age 48. Director since 2005. Pacific Regional President for CEMEX S.A.B. de C.V.’s (cement and building materials producer) U.S. operations since 2007. Executive Vice President, Ready-Mix and Aggregates for CEMEX’s U.S. operations from 2003 to 2007. Vice President and General Manager of Texas Ready-Mix and Aggregates for CEMEX’s U.S. operations from 1998 to 2003.

Pursuant to a Registration Rights Agreement entered into by the Company and The Rugby Group Limited in 1999, so long as the Company common stock owned by Rugby and received in the 1999 sale of Rugby’s U.S. building products business to the Company constitutes at least 30%, 20% and 10% of the Company’s outstanding common stock, Rugby is entitled to designate for nomination by the Board of Directors three, two or one director(s), respectively. If shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock solely as a result of Rugby’s sale of shares to the Company in August 2001, Rugby will continue to have the right to nominate three directors so long as the common stock received in the December 1999 transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock. So long as the Company common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares in favor of the Board’s nominees for election to the Board of Directors. The Crane Fund, one of the Company’s principal stockholders at the time, also agreed with Rugby that, so long as the Company common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

Based on information as of February 15, 2009, Rugby beneficially owns 26.12% of the Company’s common stock. Rugby is an indirect subsidiary of CEMEX S.A.B. de C.V. Messrs. Glass and Wise are Rugby’s current designees on the Board of Directors. Mr. Glass’s term expires in 2009 and he is nominated for election as a director for a term expiring in 2012. See “Certain Relationships and Related Transactions” in this Proxy Statement.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors is currently comprised of nine directors. Michael A. Lupo has resigned from the Board of Directors, effective immediately prior to the 2009 annual meeting. Mr. Lupo will not be replaced on the Board and the size of the Board will be reduced to eight members from nine as of the date of the 2009 annual meeting.

During 2008, the Board of Directors held eight meetings and all directors attended at least 75% of the Board meetings and meetings of the committees on which they served. The Company’s directors are encouraged to attend the Annual Meeting of Stockholders. All of our directors attended the 2008 annual meeting, except for Mr. Wise, who was unable to attend.

Director Independence

The Company’s common stock is not listed on a national securities exchange or an inter-dealer quotation system which has requirements that a majority of its board of directors be independent. In determining whether or not the Company’s directors are independent, the Board of Directors has used the definition of independence set forth in the standards established by the New York Stock Exchange (NYSE) on which the Company’s common stock previously was listed.

The Board of Directors has affirmatively determined that seven of the Company’s nine directors — Messrs. Bigelow, Evans, Forté, Glass, Matheney, Tanner and Wise — are independent in accordance with the standards established by the New York Stock Exchange and that none of such directors has a material relationship with the Company. In reaching its determination, the Board considered the status of Messrs. Glass and Wise as designees of The Rugby Group Limited, the Company’s principal stockholder. The Board considered the NYSE’s view that ownership of even a significant amount of stock, by itself, does not bar an independence finding. The Board determined that because neither Mr. Glass nor Mr. Wise is an executive officer or director of CEMEX S.A.B. de C.V., which indirectly owns 100% of the outstanding capital stock of Rugby, and, therefore, neither has a beneficial interest in the Company shares owned by Rugby, each such director’s status as a designee of Rugby Group is not a relationship that precludes him from exercising independent judgment in carrying out his responsibilities. Mr. Vrabely does not meet the independence standards because he is an employee of the Company. Mr. Lupo does not meet the independence standards because he was an employee of the Company through December 31, 2007.

The Board of Directors has also affirmatively determined that:

•	each member of the Audit Committee qualifies as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the SEC promulgated thereunder, as well as the NYSE’s independence rules relating to audit committees;

•	each member of the Management Organization and Compensation Committee meets the independence requirements of the NYSE’s corporate governance listing standards; and

•	each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Corporate Governance

The Company has adopted Corporate Governance Guidelines. The Company has also adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.huttig.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this proxy statement. Copies are also available in print at no charge upon request to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141. The Company intends to post on its website any amendments to, or waivers from, its Code of Business Conduct and Ethics within two days of such amendment or waiver.

In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. During 2008, two of the Board meetings included executive sessions from which management was excused. Mr. R. S. Evans, Chairman of the Board, presided at those executive sessions.

Board Committees

The Board of Directors has four standing committees:  (1) Executive, (2) Audit, (3) Management Organization and Compensation, and (4) Nominating and Governance. The Executive Committee meets when a quorum of the full Board of Directors cannot be readily obtained. Each of the other committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Company’s website at www.huttig.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this proxy statement. Copies are also available in print upon request to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141.

The memberships of Board committees as of the date of this Proxy Statement are as follows:

Management
		Organization and	Nominating and
Executive		Compensation	Governance
Committee	Audit Committee	Committee	Committee

Jon P. Vrabely (Chairman) R. S. Evans Delbert H. Tanner	J. Keith Matheney (Chairman) E. Thayer Bigelow Richard S. Forté	E. Thayer Bigelow (Chairman) Donald L. Glass Delbert H. Tanner	R. S. Evans (Chairman) Richard S. Forté Donald L. Glass

Audit Committee

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibility with respect to the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and its internal auditors and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee meets periodically with representatives from the Company’s internal auditors and independent auditors separate from management. The Audit Committee also is responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics policy, and for administering and enforcing the Company’s accounting and auditing compliance procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with the independent auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing, and results of the internal audit examinations. The Audit Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope and the independent auditors’ examination of the financial statements.

The Board of Directors has determined that J. Keith Matheney meets the requirements of an “audit committee financial expert” as defined in regulations of the SEC. During 2008, the Audit Committee held nine meetings.

The report of the Audit Committee is included under “Report of the Audit Committee” in this Proxy Statement.

Management Organization and Compensation Committee

The Management Organization and Compensation Committee oversees the Company’s compensation plans and practices, including its executive compensation plans and director compensation plans, reviews and evaluates the performance of the Chief Executive Officer, reviews with the Chief Executive Officer his evaluation of the performance of other members of senior management, administers the Company’s stock option, restricted stock and other stock-based compensation plans and programs, reviews management development and succession planning policies and produces the annual report on executive compensation for inclusion in the Company’s annual proxy statement. During 2008, the Management Organization and Compensation Committee held three meetings.

The report of the Management Organization and Compensation Committee on executive compensation is included under “Report on Executive Compensation by the Management Organization and Compensation Committee of the Company” in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee’s duties include assisting the Board by identifying individuals qualified to become members of the Board, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders, advising the Board with respect to Board composition and procedures, advising the Board with respect to corporate governance principals and overseeing the evaluation of the Board. During 2008, the Nominating and Governance Committee held three meetings.

Director Qualifications and Nominating Procedures

The Company’s Corporate Governance Guidelines provide that the Board should generally have from seven to eleven directors, a substantial majority of whom must qualify as independent directors as defined under the listing standards of the NYSE. The Corporate Governance Guidelines provide that a director who serves as the Company’s Chief Executive Officer should not serve on more than two public company boards in addition to the Board, other directors should not serve on more than four public company boards in addition to the Board and members of the Audit Committee should not serve on more than two other public company audit committees.

The Nominating and Governance Committee seeks to identify and recruit the best available director candidates to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. Characteristics required for service on the Company’s Board include integrity, an understanding of the workings of large business organizations such as the Company, senior level executive experience, the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. To assist it in identifying potential director candidates, the Nominating and Governance Committee has the authority to retain a search firm, at the Company’s expense. The Nominating and Governance Committee will consider potential director candidates proposed by other members of the Board, by management or by stockholders.

To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, MO 63141 and must supply the following information:

•	The candidate’s name, age and business and residence address;

•	The candidate’s detailed resume;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed confirmation of the candidate’s willingness to serve on the Board; and

•	The stockholder’s name, number of Company shares owned and the length of time of ownership.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Nominating and Governance Committee will consider such candidates in connection with annual elections of directors or the filling of any director vacancies. Any stockholder nominations for the 2010 annual meeting, together with the information described above, must be submitted in accordance with the procedures described under “Miscellaneous — Next Annual Meeting; Stockholder Proposals” in this Proxy Statement.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chairman of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company “c/o Corporate Secretary” at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141. To communicate with any of our directors electronically, stockholders should use the following e-mail address: corporatesecretary@huttig.com.

The office of the Corporate Secretary will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive or irrelevant material will be forwarded promptly to the addressee. To the extent that the communication involves a request for information, such as an inquiry about Huttig or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

Compensation of Directors

Shown below is information concerning the compensation for service as a director for each member of our Board of Directors for the year ended December 31, 2008.

					Changes in
					Pension
					Value and
	Fees			Non-Equity	Non-qual.
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Comp.	All
Name	Cash(1)	Awards(2)	Awards	Comp.	Earnings	Other	Total

R. S. Evans	$90,000	$10,508	—	—	—	—	$100,508
E. Thayer Bigelow	$67,950	$10,508	—	—	—	—	$78,458
Richard S. Forté	$59,850	$10,508	—	—	—	—	$70,358
Dorsey R. Gardner(3)	$18,562	$5,002	—	—	—	—	$23,564
Philippe J. Gastone(3)	$7,425	$5,002	—	—	—	—	$12,427
Donald L. Glass	$48,100	$10,508	—	—	—	—	$58,608
Michael A. Lupo(4)	$37,350	$5,507	—	—	—	—	$42,857
J. Keith Matheney	$62,100	$10,508	—	—	—	—	$72,608
Delbert H. Tanner	$44,100	$10,508	—	—	—	—	$54,608
Jon P. Vrabely(5)	—	—	—	—	—	—	—
Steven A. Wise(6)	$36,900	$10,508	—	—	—	—	$47,408

(1)	During 2008, the Chairman of the Board of Directors, Mr. R.S. Evans, received a cash retainer fee of $90,000. Mr. Evans receives no other cash compensation for his service on the Board and its Committees. During 2008, non-employee directors, other than Mr. Evans, received the following cash compensation: $22,500 annual Board retainer; $9,000 annual retainer for chairman of the Audit Committee; $1,350 annual retainer for other Audit Committee members; $2,700 annual retainer for chairman of the Management Organization and Compensation Committee; $1,800 annual retainer for Executive Committee members; and $1,800 for each Board meeting and Committee meeting attended.

(2)	Amounts represent the amount recognized for financial statement reporting purposes for 2008 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FAS 123R”) for restricted stock units (“RSUs”) for shares of Company common stock. For a discussion of the assumptions made in the valuation of stock awards, see Footnote 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. In accordance with a program adopted by the Company in 2006, each non-employee director is to be awarded, on the date of the Annual Meeting of Stockholders, a grant of RSUs having a value of approximately $15,000 on the date of grant. The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board. In 2008, the shares remaining in the 2005 Nonemployee Directors’ Restricted Stock Plan (the “2005 Directors Plan”) were insufficient for a $15,000 grant and, accordingly, all of the remaining shares in the 2005 Directors Plan were awarded, resulting in a grant to each non-employee director of 3,456 RSUs on April 22, 2008, which vest on April 20, 2009, the date of the 2009 Annual Meeting of Stockholders. The grant date fair value of the 3,456 RSUs awarded to each non-employee director, computed in accordance with FAS 123R, was $8,260. The aggregate number of RSUs held by each non-employee director at December 31, 2008 is as follows: Mr. Evans — 5,661; Mr. Lupo — 3,456; each of Messrs. Bigelow, Forté, Glass, Matheney, Tanner and Wise — 9,099.

(3)	Mr. Gardner and Mr. Gastone resigned from the Board of Directors in April 2008.

(4)	Mr. Lupo has resigned from the Board of Directors, effective immediately prior to the 2009 annual meeting. Mr. Lupo will not be replaced on the Board and the size of the Board will be reduced to eight members from nine as of the date of the 2009 annual meeting.

(5)	See the Summary Compensation Table in this Proxy Statement for compensation disclosure related to Mr. Vrabely, the Company’s President and Chief Executive Officer. Directors who are also employees of the Company receive no additional compensation for serving on the Board.

(6)	Mr. Wise has agreed with Rugby Group to transfer to Rugby Group all cash compensation payable to him for his services as a director of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2008 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Other than Mr. Matheney, who is a practicing certified public accountant, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The members of the Audit Committee are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

This report is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the Securities and Exchange Commission.

Submitted by:

The Audit Committee of the Board of Directors of Huttig Building Products, Inc.

J. Keith Matheney — Chairman
E. Thayer Bigelow
Richard S. Forté

REPORT ON EXECUTIVE COMPENSATION BY THE MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE OF THE COMPANY

The Management Organization and Compensation Committee (the “Committee”) has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and its discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Company’s Proxy Statement on Schedule 14A for the Company’s 2009 Annual Meeting of Stockholders filed with the SEC.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Huttig Building Products, Inc.

E. Thayer Bigelow — Chairman
Donald L. Glass
Delbert H. Tanner

EXECUTIVE OFFICERS

Huttig’s executive officers as of March 13, 2009 and their respective ages and positions are set forth below:

Name	Age	Position

Jon P. Vrabely	43	President and Chief Executive Officer
Kenneth L. Young	57	Vice President, Chief Financial Officer and Secretary
Richard A. Baltz	42	Vice President, Internal Audit
Gregory W. Gurley	54	Vice President, Product Management and Marketing
Brian D. Robinson	47	Vice President, Chief Information Officer

Set forth below are the positions held with the Company and the principal occupations and employment during the past five years of Huttig’s executive officers.

Jon P. Vrabely was named President and Chief Executive Officer in January 2007. He was also appointed to the Board of Directors in January 2007. He served as Vice President, Chief Operating Officer from November 2005 to January 2007, as Vice President of Operations from December 2004 to November 2005 and as Vice President, Product Management from 2003 to December 2004. Mr. Vrabely also served as Vice President of the Company’s Builder Resource operations from 2002 until those operations were divested in February 2005.

Kenneth L. Young was named Vice President, Chief Financial Officer and Secretary in January 2009. Mr. Young had served as interim Chief Financial Officer of the Company since October 2008 and as Treasurer of the Company since joining the Company in January 2006. Prior to joining the Company, Mr. Young served as the Finance Director of Insituform Technologies, Inc., a provider of trenchless sewer rehabilitation, tunneling and industrial pipe linings, from August 2005 to December 2005, where he supervised the treasury and financial services functions. Prior to joining Insituform, Mr. Young was employed for 16 years at MEMC Electronic Materials, Inc., a silicon wafer manufacturer, where he served as Treasurer from 1994 to July 2005.

Richard A. Baltz was named Vice President, Internal Audit in April 2004. Mr. Baltz served as Huttig’s Director of Internal Audit from 2003 to April 2004.

Gregory W. Gurley was named Vice President, Product Management and Marketing in January 2007. Prior to joining Huttig, Mr. Gurley served as the Vice President of Residential New Business Development with Therma-Tru Corp., a manufacturer of entry and patio door systems, from May 2006 until December 2006, as Vice President and General Manager of Wholesale Distribution Business with Therma-Tru from May 2004 until May 2006 and as National Sales Manager — Residential (North America) with Therma-Tru from June until May 2004.

Brian D. Robinson was named Vice President, Chief Information Officer in July 2006. Prior to joining Huttig, Mr. Robinson was the owner and operator of BDR Holdings, Inc., a residential and commercial painting business serving Atlanta, Georgia, from September 2005 to July 2006. From 2001 to June 2005, Mr. Robinson was Vice President, Chief Information Officer for RMC USA, Inc., a producer of ready-mix concrete and building materials.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 28, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the Company’s securities. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

				Restricted
			Shares in	Shares/	Shares	Total
	Unrestricted		Company	Restricted	Underlying	Shares	Percent of
	Shares		401(k)/Stock	Stock	Exercisable	Beneficially	Shares
	Owned(1)		Purchase Plan	Units(2)	Options(3)	Owned(4)	Outstanding

Non-Employee Directors:
R. S. Evans	457,518	(5)	—	5,661	100,000	563,179	2.5%
E. Thayer Bigelow	8,593		—	9,099	20,000	37,692	*
Richard S. Forté	8,902		—	9,099	20,000	38,001	*
Donald L. Glass	70,000		—	9,099	—	79,099	*
Michael A. Lupo	39,458		—	3,456	—	42,914	*
J. Keith Matheney	30,000	(6)	—	9,099	—	39,099	*
Delbert H. Tanner	139,800		—	9,099	—	148,899	*
Steven A. Wise	—		—	9,099	—	9,099	*
Named Executive Officers:
Jon P. Vrabely	168,333		8,937	241,667	10,000	428,937	1.9%
Kenneth L. Young	1,500		2,778	53,000	5,000	62,278	*
Gregory W. Gurley	16,667		2,094	73,333	—	92,094	*
Brian D. Robinson	15,000		36,092	70,000	—	121,092	*
Richard A. Baltz	21,667		8,454	66,666	10,000	106,787	*
David L. Fleisher	51,333	(7)	—	—	—	51,333	*
Directors and executive officers as a group (13 persons)	977,438		58,355	568,377	165,000	1,769,170	8.0%

*	Represents holdings of less than 1%.

(1)	Includes previously restricted shares, the restrictions on which have lapsed.

(2)	Includes restricted stock units issued under the Company’s stock plans to non-employee directors and restricted shares issued under the Company’s stock plans to executive officers that have not vested as of February 28, 2009.

(3)	Includes shares underlying options granted under the Company’s stock plans which are exercisable within 60 days of February 28, 2009, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(4)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.

(5)	Does not include 107 shares owned by Mr. Evans’ spouse, the beneficial ownership of which is expressly disclaimed by Mr. Evans.

(6)	Shares are held in a Matheney family trust.

(7)	Based on information available to the Company. Shares are held jointly, with shared voting and investment power, by Mr. Fleisher and his spouse as co-trustees of a family trust. Mr. Fleisher resigned from the Company in October 2008.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of common stock by each person known by the Company to beneficially own more than 5% of the common stock based on the number of shares of common stock outstanding as of February 15, 2009. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)	Percent of Class

CEMEX S.A.B. de C.V. RMC House Coldharbour Lane Thorpe, Egham, Surrey TW20 8TD United Kingdom	5,755,940(2)	26.12%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,561,146(3)	7.08%

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one one-hundredth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $.01 per share, which preferred share purchase rights are not currently exercisable.

(2)	The Rugby Group Limited is the direct beneficial owner of these shares and is an indirect subsidiary of CEMEX S.A.B. de C.V., which may be deemed to beneficially such shares and may be deemed to share voting and investment power with respect to such shares.

(3)	This information is based solely on a Statement on Schedule 13G filed by Wellington Management Company, LLP with the SEC on January 12, 2009. According to such Schedule 13G, Wellington Management has sole voting power with respect to none of the shares, shared voting power with respect to 928,346 shares and shared dispositive power with respect to all of the shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Management Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company is responsible for overseeing the Company’s executive compensation programs.

Philosophy

The primary objective of our executive compensation program is to attract and retain qualified employees. Our compensation program is designed to reward individual performance, Company performance and increases in Company stockholder value.

Overview and Process

Executive compensation is comprised of the following components:

•	base salary;

•	annual incentive compensation;

•	long-term equity incentive awards;

•	defined contribution plan;

•	deferred compensation plan; and

•	perquisites and other personal benefits.

Each of these components represents a portion of each executive officer’s total compensation package, although participation in the defined contribution plan and the deferred compensation plan is at the option of the executive officer. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. There is no pre-established policy or formula for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

On an annual basis, the Committee reviews and evaluates the performance and leadership of the Chief Executive Officer (“CEO”) and recommends to the Board of Directors all compensation actions affecting the CEO. The Committee also annually reviews with the CEO his evaluation of the performance of the other executive officers and his recommendations regarding compensation actions for such officers.

To assist it in its review of executive compensation, the Committee periodically engages outside consultants to provide competitive compensation information. The Committee retained Hewitt Associates, an independent consulting firm, to prepare an executive compensation competitive study in 2006. The Committee reviewed the data from this study, after adjustment for inflation, in its assessment of executive compensation for 2008. The study included competitive information for two peer groups of companies — a group of nine distributorship companies and a group of ten companies with similar market capitalization to the Company. The companies included in the distributorship group are: Applied Industrial Technologies, Inc.; Audiovox Corporation; Bell Microproducts, Inc.; BlueLinx Holdings, Inc.; Building Materials Holding Corporation; Kaman Corporation; Keystone Automotive Industries, Inc.; Navarre Corporation; and Richardson Electronics, Inc. The companies included in the group with similar market capitalization are: Bell Microproducts, Inc.; BFC Financial Corporation; Dura Automotive Systems, Inc.; Exide Technologies; Hayes Lemmerz International, Inc.; PC Connection, Inc.; Salton, Inc.; Stepan Company; Wellman, Inc.; and Wheeling-Pittsburgh Corporation. The study also included information on a broad all-industry group comprised of companies with similar revenues to the Company. The study included base compensation, annual incentives and long-term incentives, including stock-based compensation.

The Committee generally targets the executives’ base salaries and long-term equity incentive awards to be competitive with the size-adjusted (based on revenue) market median of the combined peer group of companies listed above. However, the base salaries and long-term incentive awards of individual executives can and do vary from that benchmark based on such discretionary factors as individual performance, potential for future advancement, responsibilities and, for recently-hired executives, their prior compensation packages. The executives’ annual incentive compensation is based on the Company’s financial performance and is formula-driven — see “Annual Incentive Compensation” below.

Base Salaries

Each year, the Committee reviews the base salaries of each executive officer and the Board approves all salary actions affecting the CEO. For 2008, the Committee and the Board approved management’s recommendation that the executive officers receive no increase in their base salaries as part of the Company’s cost control efforts in response to the difficult conditions in the housing market. The base salary in 2008 for each of the executive officers named in the Summary Compensation Table (the “named executive officers”) is as follows:

2008
Name and Principal Position	Base Salary

Jon P. Vrabely — President and Chief Executive Officer	$400,000
Kenneth L. Young — Vice President, Chief Financial Officer and Secretary(1)	$150,000
Gregory W. Gurley — Vice President, Product Management and Marketing	$225,000
Brian D. Robinson — Vice President, Chief Information Officer	$199,500
Richard A. Baltz — Vice President, Internal Audit	$190,000
David L. Fleisher — Former Vice President, Chief Financial Officer and Secretary(2)	$300,000

(1)	In January 2009, the Board appointed Mr. Young as the Company’s Vice President, Chief Financial Officer and Secretary. Mr. Young’s base salary was increased to $225,000 in connection with this appointment. Mr. Young had served as the interim Chief Financial Officer of the Company since October 2008 and as Treasurer since joining the Company in January 2006.

(2)	In October 2008, Mr. Fleisher resigned as the Company’s Vice President, Chief Financial Officer and Secretary.

The Company believes that all of the base salaries of the Company’s executive officers are at levels that are appropriate for executives of a public corporation of the Company’s size and industry category.

Annual Incentive Compensation

The Company’s annual incentive compensation program is based on the principle of economic value added (“EVA”). EVA is a measurement of the amount by which the Company’s after-tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The Company believes that, as compared to other common performance measures such as return on equity or growth in earnings per share, EVA has a higher correlation with the Company’s overall financial performance and the creation of long-term stockholder value. Although the plan is formula driven, the Committee retains discretion to review and adjust the calculation and its impact on individuals for reasonableness.

All of the Company’s executive officers participate in the Company’s EVA Incentive Compensation Plan, which the Committee administers. Each year, the Committee approves the cost of capital used in the EVA formula. The amount of the EVA bonus pool available for awards is determined after the end of each year and has two components: a percentage of the absolute EVA generated for the year and a percentage of the change in EVA from the prior year. Thirty percent of the EVA bonus pool is allocated to the CEO and the remaining 70% is allocated among the other executive officers based on their relative base salaries. The EVA bonus pool can be positive or negative. If positive, EVA awards are paid 50% when awarded and the remaining 50% is banked to be paid evenly in each of the next two years, plus interest. The banked amounts for each of the executive officers are at risk because, if the EVA award for a subsequent year is negative, banked amounts and related accrued interest scheduled to be paid to such officers for such year are reduced dollar-for-dollar, but not below zero. The Company believes that the bank account concept, with the deferred payout at risk, gives the plan a longer term perspective than annual cash bonus programs.

In January 2009, the Committee approved the EVA bonus pool calculation for the Company for 2008. The bonus pool for 2008 was negative, primarily due to the incurrence by the Company of a loss in 2008. As a result, none of the named executive officers earned any EVA bonus for 2008. In addition, because the EVA bonus pool has been negative for several years, none of the named executive officers received a bonus payment in 2008 for prior years and none has any remaining banked bonus amounts.

Equity Incentive Awards

The Company’s equity award program is a long-term incentive program which the Company considers to be a key retention tool. In making decisions regarding long-term equity incentive awards for executive officers, the Committee reviews the comparable equity award data from the compensation survey and also considers other factors, such as each individual’s performance and responsibilities. In 2008, each of the executive officers of the Company received grants of restricted stock under the Company’s 2005 Executive Incentive Compensation Plan (the “Executive Equity Plan”). The awards vest ratably over three years assuming the executive’s continued employment and vest immediately in the event of the executive’s death, permanent disability, retirement or upon a change in control of the Company.

In 2008, the Committee awarded a total of 568,500 shares of restricted stock, including 243,000 shares awarded to the named executive officers of the Company. The number of shares of restricted stock granted to the named executive officers in 2008 and 2007 is as follows:

	Restricted	Restricted
	Stock Grant -	Stock Grant -
Name and Principal Position	2008 (# shares)	2007 (# shares)

Jon P. Vrabely — President and Chief Executive Officer	100,000	75,000
Kenneth L. Young — Vice President, Chief Financial Officer and Secretary	3,000	1,500
Gregory W. Gurley — Vice President, Product Management and Marketing	30,000	20,000
Brian D. Robinson — Vice President, Chief Information Officer	30,000	15,000
Richard A. Baltz — Vice President, Internal Audit	30,000	10,000
David L. Fleisher — Former Vice President, Chief Financial Officer and Secretary	50,000	25,000

The Committee granted a greater number of restricted shares to each of the named executive officers in 2008 than in 2007. In making these grants, the Committee considered that none of the named executive officers received a base salary increase in 2008 and none has earned an EVA bonus for several years. As a result, each of the named executive officers’ compensation is now more heavily weighted toward long-term equity incentive compensation than in prior years. The Committee believes this provides an appropriate incentive to the executive officers that aligns their interests with those of the Company’s shareholders, while controlling the direct costs to the Company for nonequity compensation.

Timing of Equity Awards

The Committee grants stock awards to the Company’s executive officers and other key employees annually at a regularly scheduled meeting of the Committee. The Committee generally grants stock awards at its January or February meeting. Grants to newly hired employees are effective on the later of the employee’s first day of employment or the date the grant is approved.

The exercise price of all stock options is set at the market price of our common stock on the date of grant, although no stock options were granted to any of the named executive officers in 2008. See the “Outstanding Equity Awards at Fiscal Year-End” below for the terms of options granted to the named executive officers in prior years.

Defined Contribution Plan

The Company provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. The named executive officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any defined benefit or supplemental retirement plans.

Deferred Compensation Plan

The named executive officers are permitted to defer up to 50% of their base salaries and bonuses under the Company’s deferred compensation plan and 401(k) plan combined. The Company also makes a matching contribution to the plan on behalf of participants equal to 50% of compensation deferred, up to 6% of a participant’s annual base salary. Participation in the deferred compensation plan is available to the Company’s executive officers and certain other key employees. See the “Non-Qualified Deferred Compensation” table and related narrative section below for a description of the Company’s deferred compensation plan and the benefits thereunder.

Defined Benefit Plan

The Company does not sponsor a defined benefit pension plan for salaried employees.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The named executive officers are provided life insurance, use of a Company-provided cell phone and reimbursement for relocation expenses, if applicable. Certain named executive officers are provided use of a leased Company automobile or a car allowance. In certain instances, as determined on a case-by-case basis, the Company provides signing bonuses for new hires and reimbursement for spouse travel in connection with business functions.

Costs of the perquisites and personal benefits described above for the named executive officers for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 that meet the threshold established by SEC regulations are included in the Summary Compensation Table below in the “All Other Compensation” column.

Change of Control Agreements

The Company has entered into change of control agreements with certain key employees, including the named executive officers. The change of control agreements are designed to promote stability and continuity of senior management. The change of control agreements provide benefits only upon an involuntary termination or constructive termination of the officer within three years following a change-in-control. In addition, the Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, and that all stock options become fully vested and exercisable either immediately upon a change in control or in the event that the employee is terminated following a change of control, depending on the plan. Further, the EVA Incentive Compensation Plan provides that the participants’ entire deferred balances, if any, become payable upon a change in control. Information regarding payments and benefits that would accrue to the named executive officers under such arrangements is provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements

During 2008, no named executive officer was party to a written employment agreement, except Mr. Vrabely, whose compensation is discussed below under “Compensation of Chief Executive Officer”.

Compensation of Chief Executive Officer

Effective January 1, 2007, Jon P. Vrabely was appointed as the Company’s President and Chief Executive Officer. In connection with such appointment, the Company entered into a written employment agreement with Mr. Vrabely. The current term of the agreement expires on December 31, 2009; however, the agreement automatically extends for an additional year on that date and on each succeeding December 31 unless either Mr. Vrabely or the Company provides written notice of their intent to terminate at least 90 days prior to December 31. The key terms of Mr. Vrabely’s employment agreement are as follows:

•	Base salary of $400,000 per year

•	An initial grant of 75,000 shares of restricted stock

•	30% allocation of the EVA bonus pool under the Company’s EVA Incentive Compensation Plan

•	Use of a Company-provided automobile

•	Other employee benefits provided by the Company and generally available to executive officers

•	Severance payment of twice Mr. Vrabely’s current salary and average bonus (for the past 3 years) if the Company terminates Mr. Vrabely without cause (as defined in the agreement) during term of the agreement or fails to renew his employment at the end of the term

Mr. Vrabely’s employment agreement also includes change of control provisions with the same terms as the change of control agreements with the other named executive officers. The change of control agreement terms are described below under “Potential Payments Upon Termination or Change in Control — Change in Control Arrangements”.

In addition to the initial grant of 75,000 shares of restricted stock described above, the Board granted Mr. Vrabely 100,000 shares of restricted stock in January 2008 and 150,000 shares of restricted stock in January 2009. All of the restricted shares vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant.

Because the EVA bonus pool for 2008 was negative, Mr. Vrabely did not earn any EVA bonus for 2008.

The Committee believes that Mr. Vrabely’s compensation, while higher in the aggregate than that of our other executive officers, is commensurate with such officers’ compensation, taking into consideration the level of Mr. Vrabely’s responsibilities with the Company. The Committee’s goals in setting Mr. Vrabely’s compensation are similar to its goals for compensation to our executive officers generally: provide compensation that is competitive with that of the peer companies with which we compete for talent; align his interests with those of our stockholders through annual incentive compensation with the deferred payout at risk; and promote his retention through long-term equity incentives.

Post Year-End Compensation Actions

In January 2009, the Board, upon recommendation of the Committee, appointed Kenneth L. Young as the Company’s Vice President, Chief Financial Officer and Secretary and the Committee approved an increase in Mr. Young’s annual base salary to $225,000. Mr. Young had served as the interim Chief Financial Officer of the Company since October 2008 and as Treasurer since joining the Company in January 2006.

In January 2009, the Board, upon recommendation of the Committee, granted the Chief Executive Officer, Jon P. Vrabely, 150,000 shares of restricted stock, and the Committee granted restricted stock to the other named executive officers as follows: Kenneth L. Young — Vice President, Chief Financial Officer and Secretary (50,000 shares); Gregory W. Gurley — Vice President, Product Management and Marketing (40,000 shares); Brian Robinson — Vice President, Chief Information Officer (40,000 shares) and Richard A. Baltz — Vice President, Internal Audit (40,000 shares).

In January 2009, the Board, with respect to Mr. Vrabely, and the Committee, with respect to the other executive officers, approved management’s recommendation that the Company’s executive officers receive no increase in base salaries in 2009 as part of the Company’s cost control efforts in response to the continued difficult conditions in the housing market.

Accounting and Tax Considerations

The Committee generally considers the accounting implications of stock awards and other compensation to the Company’s executive officers in evaluating and establishing the Company’s compensation policies and practices. In addition, Internal Revenue Code Section 162(m) limits the deductibility of annual compensation paid to certain executive officers to $1 million per employee unless the compensation meets certain specific requirements. The Company’s EVA Incentive Compensation Plan is designed to meet the performance-based compensation exception to the Section 162(m) deductibility limit. As a matter of policy, the Committee attempts to develop and administer compensation programs that maintain deductibility under Section 162(m) for all executive compensation, except in circumstances where the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Summary Compensation Table

Shown below is information concerning the compensation for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 for Jon P. Vrabely, the Company’s President and Chief Executive Officer, Kenneth L. Young, the Company’s Vice President, Chief Financial Officer and Secretary, the other three most highly compensated individuals who served as executive officers of the Company at December 31, 2008 and a former executive officer (collectively, the “named executive officers”).

				Stock		Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)		Awards(2)	Compensation		Total

Jon P. Vrabely(3)	2008	$400,000	—	$434,675		—	$4,046	(8)	$838,721
President and	2007	$400,000	—	$320,900		$2,552	$5,840		$729,292
Chief Executive Officer	2006	$280,000	—	$183,237		$7,496	$20,166		$490,899
Kenneth L. Young(4)	2008	$150,000	—	$4,689		—	$5,790	(8)	$160,479
Vice President —	2007	$137,500	—	$2,277		$7,477	$5,415		$152,669
Chief Financial Officer and Secretary	2006	$120,891	—	—		$6,854	$3,984		$131,729
Gregory W. Gurley(5)	2008	$225,000	—	$93,778		—	$89,205	(9)	$407,983
Vice President — Product Management and Marketing	2007	$208,846	$10,000	$91,067		—	$39,636		$349,549
Brian D. Robinson(6)	2008	$199,500	—	$82,403		—	$6,615	(8)	$288,518
Vice President —	2007	$192,375	—	$68,300		—	$19,332		$280,007
Chief Information Officer	2006	$88,545	—	—		—	$164,665		$253,210
Richard A. Baltz	2008	$190,000	—	$91,258		—	$16,616	(10)	$297,874
Vice President —	2007	$182,500	—	$76,975		$1,276	$5,873		$266,624
Internal Audit	2006	$175,000	—	$28,821		$6,798	$5,622		$216,241
David L. Fleisher(7)	2008	$239,808	—	$11,669	(11)	—	$18,914	(10)	$270,391
Former Vice President —	2007	$293,750	—	$293,250		—	$7,552		$594,552
Chief Financial Officer and Secretary	2006	$275,000	—	$172,104		—	$11,029		$458,133

(1)	All of the named executive officers participate in the Company’s annual incentive program, the EVA Incentive Compensation Plan (the “EVA Plan”). The EVA bonus pool was negative for 2008, 2007 and 2006; as a result, none of the named executive officers earned an EVA bonus for those years and none has any balance remaining in his deferred bonus bank as of December 31, 2008. Mr. Gurley was paid a $10,000 signing bonus upon his hiring in January 2007. No named executive officer received a bonus payment in 2008, 2007 or 2006 for prior years, except for Mr. Fleisher, who was paid $62,500 in 2006. Under the terms of Mr. Fleisher’s employment arrangement entered into at the time of his hiring in May 2005, Mr. Fleisher was awarded a bonus in 2005 of $125,000 and was entitled to payment of 50% of that bonus, or $62,500, in 2006. See further discussion of the EVA Plan in the section captioned “Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Represents the amount recognized for financial statement reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FAS 123R”). For a discussion of the assumptions made in the valuation of stock awards and option awards, see Footnote 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Mr. Vrabely was promoted to President and Chief Executive Officer on January 1, 2007. See discussion of Mr. Vrabely’s employment agreement in the section captioned “Compensation of Chief Executive Officer” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Mr. Young was appointed as the Company’s Vice President, Chief Financial Officer and Secretary in January 2009. Mr. Young had served as the interim Chief Financial Officer of the Company since October 2008 and as Treasurer since joining the Company in January 2006.

(5)	Mr. Gurley was appointed as the Company’s Vice President — Product Management and Marketing in January 2007.

(6)	Mr. Robinson was appointed as the Company’s Vice President — Chief Information Officer in July 2006.

(7)	Mr. Fleisher resigned from the Company in October 2008.

(8)	No item included in “All Other Compensation” for Messrs. Vrabely, Young or Robinson meets the footnote quantification threshold established by SEC regulations. The aggregate incremental cost to the Company of perquisites and personal benefits provided to Messrs. Vrabely, Young and Robinson do not meet the inclusion threshold established by SEC regulations and are excluded from this amount.

(9)	Includes $10,729 for payment of income taxes on relocation expenses reimbursed to Mr. Gurley. No other items included in this column, other than the perquisites and personal benefits quantified in the following sentence, meet the footnote quantification threshold established by SEC regulations. Also includes the following perquisites and personal benefits, which are valued on the basis of the aggregate incremental cost to the Company: relocation expenses of $59,275, use of a company car and personal use of a company cell phone.

(10)	No item included in “All Other Compensation” for Mr. Baltz or Mr. Fleisher meets the footnote quantification threshold established by SEC regulations. Includes the following perquisites and personal benefits, which are valued on the basis of the aggregate incremental cost to the Company: use of a company car, personal use of a company cell phone and, with respect to Mr. Fleisher, spouse travel.

(11)	Amount is net of amount recognized in accordance with FAS 123R for forfeitures of unvested restricted stock upon Mr. Fleisher’s resignation from the Company in October 2008 in accordance with the terms of the plan under which the restricted stock was granted.

Grants of Plan-Based Awards — 2008

The following table sets forth certain information with respect to equity awards granted during 2008 to each of the executive officers listed in the Summary Compensation Table.

		All Other Stock Awards:
		Number of Shares of		Grant Date Fair Value
Name	Grant Date	Stock or Units(1)		of Stock and Option Awards(2)

Jon P. Vrabely	1/29/08	100,000		$395,000
Kenneth L. Young	1/29/08	3,000		$11,850
Gregory W. Gurley	1/29/08	30,000		$118,500
Brian D. Robinson	1/29/08	30,000		$118,500
Richard A. Baltz	1/29/08	30,000		$118,500
David L. Fleisher	1/29/08	50,000	(3)	$197,500

(1)	Represents shares of restricted stock granted under the Company’s 2005 Executive Incentive Compensation Plan. Shares vest over three years, assuming continued employment, with one-third of the shares vesting on each of the first three anniversaries of the grant date. Shares are entitled to the payment of dividends; however, the Company has not paid dividends in the past and does not anticipate paying dividends in the foreseeable future.

(2)	Amounts represent the grant date fair value of the stock awards computed in accordance with the provisions of Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FAS 123R”). For a discussion of the assumptions made in the valuation of stock awards, see Footnote 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Mr. Fleisher resigned from the Company in October 2008. All of these shares were unvested at that time and were forfeited in accordance with the terms of the plan under which they were issued.

Outstanding Equity Awards at December 31, 2008

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held at December 31, 2008 by each of the executive officers listed in the Summary Compensation Table.

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or		of Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option	Option	Stock That		Stock That
	Options -	Options -	Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested		Vested(1)

Jon P. Vrabely	10,000		$7.23	4/27/14	160,000	(2)	$72,000
Kenneth L. Young	3,333	1,667	$8.78	1/23/16	4,000	(3)	$1,800
Gregory W. Gurley					43,333	(4)	$19,500
Brian D. Robinson					40,000	(5)	$18,000
Richard A. Baltz	5,000		$2.98	8/5/13
	5,000		$7.23	4/27/14	38,332	(6)	$17,249
David L. Fleisher(7)	—	—	—	—	—		—

(1)	Computed based on the closing price of the Company’s common stock on December 31, 2008 of $0.45.

(2)	Mr. Vrabely’s unvested restricted shares vest as follows: 25,000 shares vest on each of January 1, 2009 and 2010; 10,000 shares vest on January 23, 2009; 33,333 vest on each of January 29, 2009 and 2010; and 33,334 vest on January 29, 2011.

(3)	Mr. Young’s unvested restricted shares vest as follows: 500 shares vest on each of January 23, 2009 and 2010; 1,000 shares vest on each of January 29, 2009, 2010 and 2011.

(4)	Mr. Gurley’s unvested restricted shares vest as follows: 10,000 shares vest on each of January 29, 2009, 2010 and 2011; 6,666 shares vest on April 23, 2009; 6,667 shares vest on April 23, 2010.

(5)	Mr. Robinson’s unvested restricted shares vest as follows: 5,000 shares vest on each of April 23, 2009 and April 23, 2010; 10,000 shares vest on each of January 29, 2009, 2010 and 2011.

(6)	Mr. Baltz’s unvested restricted shares vest as follows: 1,666 shares vest on January 23, 2009; 3,333 shares vest on each of April 23, 2009 and April 23, 2010; 10,000 shares vest on each of January 29, 2009, 2010 and 2011.

(7)	Mr. Fleisher resigned from the Company in October 2008. Upon his resignation, all of his unvested restricted shares were forfeited in accordance with the terms of the plan under which such shares were awarded. Mr. Fleisher forfeited a total of 76,666 restricted shares as follows: 10,000 shares scheduled to vest on January 23, 2009; 8,333 shares scheduled to vest on each of April 23, 2009 and 2010; 16,667 shares scheduled to vest on each of January 23, 2009 and 2010; and 16,666 shares scheduled to vest on January 23, 2011

Option Exercises and Stock Vested — 2008

The following table sets forth certain information with respect to shares of restricted stock which vested during the year ended December 31, 2008 for each of the executive officers listed in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting(1)

Jon P. Vrabely	—	—	45,000	$147,350	(2)
Kenneth L. Young	—	—	500	$1,190	(3)
Gregory W. Gurley	—	—	6,667	$15,867	(3)
Brian D. Robinson	—	—	5,000	$11,900	(3)
Richard A. Baltz	—	—	6,667	$17,950	(4)
David L. Fleisher	—	—	26,668	$76,345	(5)

(1)	Computed by multiplying the number of shares acquired on vesting by the market value of the shares on the vesting date.

(2)	Mr. Vrabely’s shares vested as follows: 25,000 shares vested on January 1, 2008, on which date the market value of the underlying shares was $3.49, 10,000 shares vested on January 23, 2008, on which date the market value of the underlying shares was $3.58, and 10,000 shares vested on April 26, 2008, on which date the market value of the underlying shares was $2.43.

(3)	Mr. Young’s, Mr. Gurley’s and Mr. Robinson’s shares vested on April 23, 2008, on which date the market value of the underlying shares was $2.38.

(4)	Mr. Baltz’s shares vested as follows: 1,666 shares vested on January 23, 2008, on which date the market value of the underlying shares was $3.58, 3,334 shares vested on April 23, 2008, on which date the market value of the underlying shares was $2.38 and 1,667 shares vested on April 26, 2008, on which date the market value of the underlying shares was $2.43.

(5)	Mr. Fleisher’s shares vested as follows: 10,000 shares vested on January 23, 2008, on which date the market value of the underlying shares was $3.58, 8,334 shares vested on April 23, 2008, on which date the market value of the underlying shares was $2.38, and 8,334 shares vested on May 23, 2008, on which date the market value of the underlying shares was $2.49. Mr. Fleisher resigned from the Company in October 2008 and, upon his resignation, all of his unvested shares of restricted stock were forfeited, in accordance with the terms of the plan under which the shares were granted.

Non-Qualified Deferred Compensation — 2008

The following table sets forth certain information with respect to participation in the Company’s non-qualified Deferred Compensation Plan during the year ended December 31, 2008 for each of the executive officers listed in the Summary Compensation Table.

Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Last Fiscal
Name	Year	Year(1)	Year(2)	Distributions	Year End

Jon P. Vrabely	—	—	$(2,211)	—	$3,167
Kenneth L. Young	—	—	—	—	—
Gregory W. Gurley	$12,938	—	$(2,521)	—	$10,416
Brian D. Robinson	—	—	—	—	—
Richard A. Baltz	—	—	—	—	—
David L. Fleisher	$15,000	$1,125	$(23,266)	—	$34,860

(1)	Amounts are reported as compensation for the respective officer in the Summary Compensation Table in the All Other Compensation column.

(2)	Amounts are not reported as compensation for the respective officers in the Summary Compensation Table.

The Deferred Compensation Plan (“DCP”) permits eligible employees who elect to participate to defer receipt and taxation of a portion of their annual salary, bonuses and commission. Eligibility to participate in the DCP is limited to management and “highly compensated employees” as defined in the Employee Retirement Income Security Act of 1974, as amended. The amount of annual salary, bonus and commission that may be deferred under the DCP and the 401(k) plan combined is 50%. The Company makes a matching contribution to the DCP of 50% of the amount deferred; provided, that the Company’s contributions under the DCP and the 401(k) plan combined cannot exceed 6% of total eligible compensation.

The Company chooses the available investment options for the participant’s deferrals, with varying degrees of risk, and the participant selects specific funds from among the available options. Company matching contributions are currently invested in the investments chosen by the participant. The participant bears the investment risk. The participant’s deferrals and earnings vest immediately. The participant’s vested interest in the Company matching contributions and earnings is based on the participant’s years of service, with the Company matching contributions and earnings being fully vested after 5 years of service.

A participant may elect to receive payment of the vested amount credited to his or her deferral account in a single lump sum or in 5, 10 or 15 annual installments. No payments may commence in less than 5 years following the date of the deferral election, except in the case of retirement.

Potential Payments Upon Termination or Change in Control

Change of Control Arrangements

The Company has entered into separate change of control agreements with each of its named executive officers, except for Mr. Vrabely. The Company’s change of control agreement with Mr. Vrabely is contained in his employment agreement, the current term of which expires on December 31, 2009 and which is automatically extended for additional one-year periods unless either the Company or Mr. Vrabely gives the other party notice at least 90 days prior to expiration that the period will not be extended. The change of control agreements with the other named executive officers are for an initial three-year period and are automatically extended for an additional year on each anniversary date of the agreement unless the Company gives notice that the period will not be extended.

Each agreement provides that if, within three years following a change of control of the Company, as defined below, the employee is terminated without cause or voluntarily terminates for good reason, as defined below, the employee will be entitled to the following, in addition to salary due at the date of termination: (i) a pro rata portion of the employee’s highest annual bonus (the highest annual bonus is the greater of the annual bonus for the prior year or the average annual bonus for the prior three years), (ii) a lump sum payment equal to two times the employee’s annual salary and average bonus for the prior three years, (iii) the payment of deferred compensation, and (iv) continuation of benefits under the Company’s welfare benefit plans for two years after termination. The foregoing amounts (other than the continuation of benefits) are to be paid in cash in a lump sum within 30 days following the employee’s termination, except that, to the extent necessary to comply with Section 409A of the Internal Revenue Code, payments will be withheld until the first day of the seventh month following termination.

The change in control agreements define a change in control to mean, generally:

•	the acquisition of at least 50% of the Company’s outstanding shares, other than an acquisition by the Rugby Group Ltd., or any direct transferee of the Rugby Group Ltd.;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

The change in control agreements define “cause” to mean, generally:

•	personal dishonesty or breach of fiduciary duty involving personal profit at the expense of the Company;

•	repeated, deliberate violations of the employee’s duties;

•	commission of a criminal act related to the performance of the employee’s duties;

•	furnishing of proprietary confidential information about the Company to a competitor;

•	habitual intoxication by alcohol or drugs during work hours; or

•	conviction of a felony.

The change in control agreements define “good reason” to mean, generally:

•	diminution in the employee’s position, authority, duties or responsibilities;

•	failure of the Company to provide the employee with compensation and benefits as described in the agreement;

•	requiring the employee to be based at any office or location more than 35 miles from the location at which the employee was based prior to the change in control; or

•	any purported termination by the Company of the employee’s employment except as expressly permitted by the agreement.

If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The change of control agreements prohibit the officer from doing the following during employment with the Company and for one year following termination: (i) engaging in any business that is competitive with the Company, (ii) soliciting for employment any current employee of the Company or any individual who had been employed by the Company in the one year prior thereto, and (iii) soliciting the business of the Company or doing business with any actual or prospective customer or supplier of the Company. The change of control agreements also prohibit the officer from disclosing any confidential information of the Company at any time.

The Company’s equity incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, as defined below. In addition, the EVA Incentive Compensation Plan provides that the participants’ entire deferred balances become payable upon a change in control.

The Company’s equity incentive plans define a change in control to mean, generally:

•	the acquisition of at least 20% of the Company’s outstanding shares;

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board;

•	a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction;

•	a sale of substantially all of the Company’s assets;

•	the start of a tender offer for all or part of the Company’s outstanding shares; or

•	the approval of a plan for complete liquidation or dissolution of the Company.

Potential Payments to Named Executive Officers Upon Qualifying Termination Following a Change in Control

Based on the above, each incumbent named executive officer would have been entitled to the following estimated payments and benefits from the Company or its successor if a change in control under the change in control agreements and equity incentive plans occurred on December 31, 2008 and each such officer was terminated without cause or terminated his employment for good reason immediately following the change in control.

		Early
	Salary/	Vesting-
	Bonus	Restricted	Benefits
Name	Severance(1)	Stock(2)	Continuation(3)	Total(4)

Jon P. Vrabely	$800,000	$72,000	$61,341	$933,341
Kenneth L. Young	$300,000	$1,800	$27,846	$329,646
Gregory W. Gurley	$457,183	$19,500	$49,806	$526,489
Brian D. Robinson	$399,000	$18,000	$45,650	$462,650
Richard A. Baltz	$380,000	$17,249	$57,198	$454,447

(1)	Represents an amount equal to two times each officer’s annual base salary at December 31, 2008, plus two times each officer’s average annual bonus for the prior three years.

(2)	Represents the market value of each officer’s unvested restricted stock at December 31, 2008, using the closing market price of Company common stock of $0.45 per share on December 31, 2008. None of the executive officers had unvested in-the-money stock options at December 31, 2008.

(3)	Represents the cost of continuing health and welfare benefits for two years.

(4)	If the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to his change of control agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

Potential Payments to Named Executive Officers Upon a Change in Control With No Qualifying Termination

As noted above, under the Company’s equity incentive plans, all restricted stock awards vest immediately upon a change in control. Therefore, if a change in control occurred on December 31, 2008, each named executive officer would be entitled to realization of the amount set forth in the preceding table under the caption “Early Vesting — Restricted Stock” even if no qualifying termination — a termination by the Company without cause or by the employee for good reason — occurred.

The Company’s EVA Incentive Compensation Plan also provides that the participants’ deferred balances become payable upon a change in control; however, none of the named executive officers had a deferred balance under the EVA Incentive Compensation Plan at December 31, 2008.

Potential Payment to Chief Executive Officer Upon Termination Not Involving a Change in Control

Jon P. Vrabely, the Company’s President and Chief Executive Officer, has a written employment agreement with the Company, the current term of which expires on December 31, 2009. Under Mr. Vrabely’s employment agreement, if no change of control has occurred and the Company terminates Mr. Vrabely without cause (as defined in the agreement) during the term of his agreement or fails to renew his employment at the end of the term for reasons that do not constitute cause, the Company shall pay Mr. Vrabely a severance payment equal to two times Mr. Vrabely’s current salary plus two times Mr. Vrabely’s average bonus for the last three years. The severance payment is to be paid to Mr. Vrabely in 24 equal monthly installments. In exchange for the severance payment, Mr. Vrabely is to release all claims that he may have against the Company. If Mr. Vrabely had been terminated without cause on December 31, 2008, he would have been entitled to a severance payment of $800,000 — twice his annual salary of $400,000. He has not earned a bonus in the last three years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, each director, officer and beneficial owner of 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 for fiscal 2008 except as follows: Mr. Gurley reported three transactions late on a Form 4 to report the acquisition of phantom shares of Company stock acquired under the Company’s deferred compensation plan. Mr. Lupo reported one transaction late on a Form 4 to report the sale of shares of Company stock acquired under the Company’s 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies with Respect to Related Party Transactions

The Company’s Audit Committee charter requires that the Audit Committee, which is comprised entirely of independent directors, review all related party transactions and potential conflict of interest situations involving members of the Board of Directors or senior management. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and the related party has a direct or indirect interest.

Certain Relationships and Related Transactions

Rugby Board Representation

In connection with the Company’s purchase of the U.S. residential building products business of The Rugby Group Ltd. (“Rugby”) in December 1999, the Company entered into a Registration Rights Agreement with Rugby. Pursuant to the Registration Rights Agreement, so long as the shares of common stock owned by Rugby and received in the December 1999 transaction constitute at least 30%, 20%, or 10%, respectively, of the Company’s outstanding common stock, Rugby has the right to designate for nomination by the Board of Directors of the Company three, two and one director(s), respectively. So long as the common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, Rugby is required to be present at all meetings of the Company’s stockholders and to vote its shares of common stock in favor of the Board’s nominees for election to the Board of Directors. On the date of the agreement pursuant to which the 1999 transaction was accomplished, the Crane Fund, one of the Company’s principal stockholders at that time, agreed with Rugby that, so long as the common stock owned by Rugby and received in the 1999 transaction constitutes 10% or more of the Company’s outstanding common stock, the Crane Fund would be present at all meetings of the Company’s stockholders and vote its shares of common stock for the nominees designated by Rugby as provided in the Registration Rights Agreement.

As part of the Company’s former $15 million stock repurchase program, on August 20, 2001, the Company purchased 790,484 shares of its common stock from Rugby for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing sales price of the Company’s common stock on the New York Stock Exchange on the date of purchase. Pursuant to the repurchase agreement, Rugby and the Company agreed that, if solely as a result of Rugby’s sale of these shares to the Company shares of common stock beneficially owned by Rugby and its affiliates in the aggregate at any time would constitute less than 30% of the Company’s outstanding stock, the Registration Rights Agreement would be deemed to be amended so that Rugby would maintain its right to designate for nomination three directors to be elected to the Board. As a result, Rugby will continue to have the right to nominate three directors so long as the common stock received in the exchange transaction and held by Rugby and its affiliates in the aggregate constitutes at least Rugby’s new ownership percentage after giving effect to the Company’s repurchase of these shares, as this percentage may increase from time to time as a result of the Company’s repurchase of common stock pursuant to its stock repurchase program.

Messrs. Glass and Wise are Rugby’s current designees on the Board. Mr. Wise has agreed with Rugby to transfer to Rugby all cash compensation paid to him for his services as a director.

Joint Defense Agreement with Rugby

Under the terms of a joint defense agreement entered into by the Company and Rugby on January 19, 2005, the parties agreed to jointly defend any future asbestos-related claims relating to the business acquired by Rugby Building Products, Inc. in 1994. Any asbestos-related claim against the Company not related to that business is not covered by the joint defense agreement. The parties have established a joint defense fund to which the Company and Rugby will contribute specified amounts in equal shares from time to time and from which they will pay amounts incurred in connection with covered claims. The joint defense agreement has a term of ten years and may be terminated by the Company or Rugby if either of their respective contributions to the joint defense fund exceeds a specified cap. The Company believes that it is unlikely that a termination right will occur during the term of the joint defense agreement, but there can be no assurances that will be the case. In the event of a termination of the joint defense agreement, the settlement agreement will be deemed to have been rescinded, and the Company, or, in certain circumstances, Rugby, may reinstitute the litigation between the parties. While the Company believes that its factual allegations and legal claims are meritorious, there can be no assurance at this time that, if this litigation is renewed, the Company will recover any of its costs related to future asbestos-related claims from Rugby or from insurance carriers or that such costs will not have a material adverse effect on the Company’s business or financial condition.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Organization and Compensation Committee (the “Compensation Committee”) is comprised of Messrs. E. Thayer Bigelow, Donald L. Glass, and Delbert H. Tanner. Mr. Glass is one of three designees of The Rugby Group Ltd. (“Rugby”) on the Company’s Board of Directors. For a description of certain transactions and arrangements between the Company and Rugby, see “Certain Relationships and Related Transactions” above.

No member of the Compensation Committee is or has ever been an officer or employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

The following table sets forth the aggregate fees billed for the years ended December 31, 2008 and 2007 by KPMG LLP, the Company’s principal accounting firm during those years.

	2008	2007

Audit Fees(1)	$468,000	$510,000
Audit-Related Fees(2)	—	59,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$468,000	$569,000

(1)	Audit fees consist of fees for the following services: (a) the integrated audit of the Company’s annual financial statements and internal controls over financial reporting; and (b) reviews of the Company’s quarterly financial statements.

(2)	Audit-related fees consist of fees for services related to SEC filings, consultation related to written comments from the SEC staff and fees for the audit of the financial statements of the Company’s 401(k) Plan.

The Audit Committee has adopted a policy under which the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee pre-approves all services to be provided by the independent auditors. The Audit Committee pre-approves the annual audit engagement terms and fees at the beginning of the year and pre-approves, if necessary, any changes in terms or fees resulting from changes in audit scope, Company structure or other matters. For services other than the annual audit engagement, if pre-approval by the full Audit Committee at a regularly scheduled meeting is not practical due to time limitations or otherwise, the Chairman of the Audit Committee may pre-approve such services and shall report any such pre-approval decision to the Audit Committee at the next regularly scheduled meeting.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

ITEM 2 — RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2008. A representative of KPMG LLP will be present, in person or via telephone, at the Company’s 2009 Annual Stockholders Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2009. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

MISCELLANEOUS

Solicitation of Proxies.

This solicitation of proxies for use at the Annual Meeting is being made by the Company, and the Company will bear all of the costs of the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference

The Report on Executive Compensation by the Management Organization and Compensation Committee of the Company, appearing in this Proxy Statement, will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such Acts.

Next Annual Meeting; Stockholder Proposals

The Company’s By-Laws provide that the Annual Meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2010 Annual Meeting must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting on or before November 13, 2009. In addition, the Company’s By-Laws provide that if stockholders intend to nominate directors or present proposals at the 2010 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 20, 2010 and no later than February 20, 2010. If the Company does not receive notice by that date, then such proposals may not be presented at the 2010 Annual Meeting.

c/o National City Bank
Shareholder Services
Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 20, 2009 to be counted in the final tabulation.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

è
Proxy card must be signed and dated below.
¯ Please fold and detach card at perforation before mailing. ¯

HUTTIG BUILDING PRODUCTS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned does hereby appoint and constitute Jon P. Vrabely and Kenneth L. Young, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 20, 2009 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held at the corporate headquarters of Crane Co., 100 First Stamford Place, Stamford, Connecticut on Monday, April 20, 2009 at 2:00 p.m., local time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

Dated:	,	2009

Signature

Signature if held jointly
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
¯ Please fold and detach card at perforation before mailing. ¯

Huttig Building Products, Inc.	Proxy

You are encouraged to specify your choices by marking the appropriate boxes (SEE BELOW), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee for election as a director and FOR proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.
1.	Election of directors
     Nominees:       (1) Donald L. Glass       (2) Delbert H. Tanner

☐ FOR all nominees listed above.................................................................	☐	WITHHOLD AUTHORITY
(except as marked to the contrary below).................................................		to vote for all nominees listed above
          INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee’s name on the line below:

2.	Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(Continued, and to be signed, on the reverse side)